Exhibit 10.54

2006 ITT EDUCATIONAL SERVICES, INC.

EQUITY COMPENSATION PLAN

RESTRICTED STOCK AWARD AGREEMENT

This Agreement ("Agreement"), effective as of the ____ day of ______________, 2____, is by and between ITT Educational Services, Inc. ("Company") and _____________ ("Grantee").

The Grantee now serves the Company or a Subsidiary as either an Employee or a Non-Employee Director, and in recognition of the Grantee's valued services, the Company, through the Committee, desires to provide an opportunity for the Grantee to increase his or her stock ownership in the Company pursuant to the provisions of the 2006 ITT Educational Services, Inc. Equity Compensation Plan ("Plan").

In consideration of the terms and conditions of this Agreement and the Plan, the terms of which are incorporated as a part of this Agreement, the parties agree as follows:

1.            Grant of Restricted Stock. The Company hereby awards the Grantee ___________ Shares of Restricted Stock.

2.            Representations of the Grantee. The Grantee hereby (a) accepts the Award of Restricted Stock described in paragraph 1 of this Agreement, (b) agrees that the Restricted Stock will be held by him or her and his or her successors subject to (and will not be disposed of except in accordance with) all of the restrictions, terms and conditions contained in this Agreement and the Plan, and (c) agrees that any certificates issued for the Restricted Stock may bear the following legend or such other legend as the Company, from time to time, deems appropriate:

"The transferability of this certificate and the shares represented hereby are subject to the terms and conditions (including forfeiture) contained in the 2006 ITT Educational Services, Inc. Equity Compensation Plan ("Plan") and an award agreement entered into between the registered owner and ITT Educational Services, Inc. Copies of the Plan and award agreement are on file in the office of the Secretary of ITT Educational Services, Inc."

3.            Vesting/Period of Restriction. Subject to the terms of the Plan and this Agreement, including paragraph 8 below, the Period of Restriction will expire, restrictions on the Restricted Stock will lapse, and all of the Shares of Restricted Stock subject to this Award will become fully vested and not subject to forfeiture at the time the Company selects below:

______ (a) on __________ ___, 2____ (time-based restriction – at least 3 years); or

______ (b) on the date or dates the Performance Measures are achieved, as specified in Attachment A to this Agreement (performance-based restriction – at least one year).

4.            Non-transferability. Except as otherwise provided in this Agreement or the Plan, the Grantee may not sell, assign, transfer, pledge or otherwise dispose of or encumber any of the Shares of Restricted Stock, or any interest therein, until the Period of Restriction expires, upon which the restrictions will lapse and his or her rights in the Shares will vest. Any purported sale, assignment, transfer, pledge or other disposition or encumbrance in violation of this Agreement or the Plan will be void and of no effect.

5.            Issuance of Certificates. The Company, in its discretion, may either (i) make a bookkeeping entry that reflects the Restricted Stock granted pursuant to this Award, and refrain from issuing stock certificates to the Grantee until the Period of Restriction expires or the restrictions otherwise lapse, (ii) issue, at a time the Company deems appropriate, stock certificates for the Restricted Stock registered in the Grantee's name that the Company or its designee will hold until the Period of Restriction expires or the restrictions otherwise lapse, or (iii) issue, at a time the Company deems appropriate, stock certificates for the Restricted Stock registered in the Grantee's name that bear whatever legend the Company determines appropriate, including, but not limited to, the legend in paragraph 2 of this Agreement. If the Company issues stock certificates before the Period of Restriction expires or the restrictions otherwise lapse, the Grantee will execute and deliver to the Company or its designee a stock power endorsed in blank relating to the Restricted Stock, and the Company or its designee will hold the stock certificates until the Period of Restriction expires or the restrictions otherwise lapse. To the extent the Grantee vests in the Restricted Stock, the Company or its designee will promptly provide the Grantee (or, in the case of his death, his designated beneficiary, if applicable) a certificate for the appropriate number of Shares.

6.            Voting Rights. To the extent permitted or required by Applicable Law, as determined by the Company, the Grantee may exercise full voting rights with respect to the Shares of Restricted Stock subject to this Award during the Period of Restriction.

7.            Dividends and Other Distributions. During the Period of Restriction, (i) the Grantee will receive all regular cash Dividends paid with respect to the Shares of Restricted Stock subject to this Award while they are so held, and (ii) all other distributions paid with respect to the Restricted Stock will be credited to the Grantee subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were paid and paid at such time following full vesting as are paid the Shares of Restricted Stock with respect to which the distributions were made.

8.            Termination of Service. The effect of the Grantee's termination of employment or service depends on whether the Restricted Stock is subject to a time-based or performance-based Period of Restriction (as specified in paragraph 3 of this Agreement):

a.           Time-Based Period of Restriction. With respect to Restricted Stock with a time-based Period of Restriction, (A) upon termination of the Grantee's employment or service due to death or Disability, the Period of Restriction with respect to the Restricted Stock will lapse immediately, and (B) upon termination of the Grantee's employment or service for any reason other than death or Disability, the Grantee will forfeit immediately after the termination of employment or service all Shares of his or her Restricted Stock that are unvested as of the date of termination of employment or service.

b.           Performance-Based Period of Restriction. With respect to Restricted Stock with a performance-based Period of Restriction, upon termination of the Grantee's employment or service for any reason, the Grantee will forfeit immediately after the termination of employment or service all Shares of his or her Restricted Stock that are unvested as of the date of termination of employment or service.

9.            Change in Control. As provided in Section 19 of the Plan, upon the occurrence of a Change in Control, the restrictions applicable to this Award of Restricted Stock may lapse before the expiration of the Period of Restriction in paragraph 3.

10.          Withholding. Prior to the delivery of any Shares pursuant to this Award, the Company has the right and power to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy all applicable tax withholding requirements. The Company may permit or require the Grantee to satisfy all or part of the tax withholding obligations in connection with this Award by (a) having the Company withhold otherwise deliverable Shares, or (b) delivering to the Company Shares already owned for a period of at least six (6) months (or such longer or shorter period as may be required to avoid a charge to earnings for financial accounting purposes), in each case having a value equal to the amount to be withheld, which shall not exceed the amount determined by the applicable minimum statutory tax withholding rate (or such other rate as will not result in a negative accounting impact). For these purposes, the value of the Shares to be withheld or delivered will be equal to the Fair Market Value as of the date that the taxes are required to be withheld.

11.          Tax Election. The Grantee agrees that he or she will not make the election provided for in Code Section 83(b) with respect to any Shares of Restricted Stock granted under this Agreement.

12.          Notices. All notices and other communications required or permitted under this Agreement shall be written and delivered personally or sent by registered or certified first-class mail, postage prepaid and return receipt required, addressed as follows: if to the Company, to the Company's executive offices in Carmel, Indiana, and if to the Grantee or his or her successor, to the address last furnished by the Grantee to the Company. Notwithstanding the foregoing, though, the Company may authorize notice by any other means it deems desirable or efficient at a given time, such as notice by facsimile or electronic mail (e-mail).

13.          No Employment Rights. Neither the Plan nor this Agreement confers upon the Grantee any right to continue in the employ or service of the Company or a Subsidiary or interferes in any way with the right of the Company or a Subsidiary to terminate the Grantee's employment or service at any time.

14.          Defined Terms. All of the defined terms, or terms that begin with capital letters and have a special meaning for purposes of this Agreement, have the meaning ascribed to them in this Agreement. All defined terms to which this Agreement does not ascribe a meaning have the meaning ascribed to them in the Plan.

15.          Plan Controlling. The terms and conditions set forth in this Agreement are subject in all respects to the terms and conditions of the Plan, which are controlling. All determinations and interpretations of the Company are binding and conclusive upon the Grantee and his or her legal representatives. The Grantee agrees to be bound by the terms and provisions of the Plan.

The Company and the Grantee have executed this Agreement as of the date first above written.

________________________________
[GRANTEE SIGNATURE]
Print Name: ________________________________

ITT EDUCATIONAL SERVICES, INC.

By: ______________________________________ Print Name: _______________________________ Title: _____________________________________

ATTACHMENT A

TO

RESTRICTED STOCK AWARD AGREEMENT

PERFORMANCE-BASED RESTRICTIONS

I.	Performance Measures

Pursuant to the terms of the Plan and paragraph 3 of this Agreement, the Grantee will vest in this Award of Restricted Stock only upon the achievement, under the terms applicable in part II below, of the following Performance Measures [specify the applicable Performance Measures and the date as of which the Period of Restriction begins]:

_________________________________________________________________

_________________________________________________________________

_________________________________________________________________

_________________________________________________________________

_________________________________________________________________

_________________________________________________________________

II.	Period of Restriction

The Period of Restriction, and the correlating vesting schedule, that the Company selects below applies to the Grantee's Award of Restricted Stock:

_____1.

Period of Restriction – Prorated Vesting. The Period of Restriction for this Award is _____ years (at least one), beginning on the date specified in part I above. After the Period of Restriction expires, the Company will determine the percentage of achievement for the Performance Measures in part I above. Based upon that determination, the Grantee will vest in a percentage of the Award of Restricted Stock in accordance with the following schedule [below is an example]:

PERCENTAGE ACHIEVEMENT OF PERFORMANCE MEASURES	PERCENTAGE OF SHARES THAT VEST
Below 85%	0%
At least 85% but less than 90%	25%
At least 90% but less than 95%	50%
At least 95% but less than 100%	75%
At least 100%	100%

_____2.

Period of Restriction – Graded Vesting. The Period of Restriction for this Award is _____ years (more than one), with the first year beginning on the date specified in part I above and each subsequent year beginning on its anniversary. After each period of time specified below, the Company will determine whether the Performance Measures applicable to the period were achieved, as specified in part I above. Based upon that determination, the Company will determine whether the Grantee vested in the correlating fraction of the Award of Restricted Stock for that period, all in accordance with the following schedule [below is an example]:

PERIOD OF TIME FOR PERFORMANCE MEASURES	FRACTION OF SHARES THAT VEST
The first year	1/3
The second year	1/3
The third year	1/3

_____3.

Period of Restriction – Cliff Vesting. The Period of Restriction for this Award is _____ years (at least one), beginning on the date specified in part I above. After the Period of Restriction expires, the Company will determine whether the Performance Measures specified in part I above were achieved. If the Performance Measures were achieved in full, the Grantee will vest in the entire Award of Restricted Stock. If the Performance Measures were not achieved in full, the Grantee will forfeit the entire Award of Restricted Stock.

III.	Payment

Pursuant to paragraph 5 of the Agreement, to the extent the Grantee vests in the Restricted Stock under the terms of this Attachment A, the Company will promptly provide the Grantee (or, in the case of his death, his designated beneficiary, if applicable) a certificate for the appropriate number of Shares.